Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

Herbalife Nutrition CEO, Michael O. Johnson, Agrees to $1 Salary and Removing “Interim” Title

LOS ANGELES (December xx, 2022) - Herbalife Nutrition Ltd. (“Company”), a premier global nutrition company, today announced that the company’s long-time Chairman and CEO, Michael O. Johnson, will drop “interim” from his title, and agree to a salary of one dollar, in addition to an equity-based long-term incentive plan in the form of Stock Appreciation Rights and Restricted Stock Units, which firmly align his incentives with interests of the company’s investors and the ultimate success of the company.

“We’re thrilled to know that Michael will leverage his deep understanding of the company, our products, our independent distributors and their customers as he guides the company through its digital transformation and growth,” said Alan W. LeFevre, Lead Director of the Herbalife Nutrition Board of Directors.

Mr. Johnson is an accomplished business leader with extensive experience expanding companies globally and spearheading successful business transformations. He served as CEO of Herbalife Nutrition from 2003 to 2017, Chairman from 2007 to early 2020, and CEO from 2019 to early 2020.

During Mr. Johnson’s tenure as CEO of Herbalife Nutrition, the Company quadrupled sales and expanded its operations around the world from 58 to 95 markets. Under Mr. Johnson’s leadership, Herbalife Nutrition’s product portfolio and R&D function significantly increased, by bringing approximately 65% of all product manufacturing in-house, including the development and introduction of the Herbalife24 line of sports nutrition products. Additionally, he drove many of the Company’s key marketing initiatives, including the sponsorship of more than 200 athletes and teams around the globe.

“Together with our passionate distributors, we have an opportunity to help consumers and distributors live their best lives,” said CEO, Michael O. Johnson. “Through our product innovation, digital transformation, brand enhancement, and our global distribution business model, we can become the world’s premier public health entity.”

Specifics of Mr. Johnson’s long-term incentive plan can be found in the 8K filed on December 27, 2022.

For more information, please visit https://iamherbalifenutrition.com/.

Herbalife Nutrition also encourages investors to visit its investor relations website, ir.herbalife.com, for financial and other updated information.

About Herbalife Nutrition Ltd.

Herbalife Nutrition (NYSE: HLF) is a global nutrition company that has been changing people’s lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers science-backed products to consumers in 95 markets by entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle. Through the Company’s commitment to nourish people, communities and our planet, Herbalife Nutrition pledges to achieve 50 million positive impacts – tangible acts of good – by 2030, its 50th anniversary.

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